Exhibit 99.1

FOR IMMEDIATE RELEASE
April 19, 2017
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203
Brent Wilder (brent.wilder@huntington.com), 614.480.5875
HUNTINGTON BANCSHARES INCORPORATED REPORTS 2017 FIRST QUARTER EARNINGS
Successful Conversion Positions the Company to Deliver on Financial Commitments
COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported net income for the 2017 first quarter of $208 million, a $37 million, or 21%, increase from the year-ago quarter. Earnings per common share for the 2017 first quarter were $0.17, down $0.03, or 15%, from the year-ago quarter. Excluding approximately $71 million pretax, or $0.04 per common share after tax, of FirstMerit acquisition-related net expenses, adjusted earnings per common share were $0.21. Tangible book value per share as of 2017 first quarter-end was $6.55, an 8% year-over-year decrease but a 2% increase from 2016 year-end. Return on average assets was 0.84%, return on average common equity was 8.2%, and return on average tangible common equity was 11.3%. Total revenue increased 40% over the year-ago quarter.
“We had a good start to the year and are encouraged by the momentum we’re currently seeing,” said Steve Steinour, chairman, president and CEO. “Among our many accomplishments in the first quarter, we successfully completed our data and systems conversion. We are particularly pleased with our ability to retain customer deposits."
“We delivered solid performance in the first quarter and continue to manage the business for the long-term. Our strategy has driven consistent organic growth over the past several years,” Steinour said. “We are seeing improving pipelines across our business lines as we leverage our expanded capabilities and markets to reach more customers and prospects than ever before."
Specific 2017 First Quarter Highlights:

•	Completion of FirstMerit branch conversion and the conversion of the majority of FirstMerit systems

•	Consolidation of 110 branches (10% of prior quarter-end total branches), including 101 branches related to the FirstMerit conversion

•
$300 million, or 40%, year-over-year increase in fully-taxable equivalent revenue, comprised of a $230 million, or 45%, increase in fully-taxable equivalent net interest income and a $71 million, or 29%, increase in noninterest income

•	Net interest margin of 3.30%, an increase of 19 basis points from the year-ago quarter

•	$216 million, or 44%, year-over-year increase in noninterest expense, including a net increase of $67 million of FirstMerit acquisition-related expense

•	$16.4 billion, or 32%, year-over-year increase in average loans and leases, comprised of a $9.4 billion, or 36%, increase in commercial loans and a $6.9 billion, or 28%, increase in consumer loans

•	$8.6 billion, or 57%, year-over-year increase in average securities, including a net increase of $0.7 billion of direct purchase municipal instruments in our Commercial Banking segment

•
$20.1 billion, or 39%, year-over-year increase in average core deposits, driven by a $9.0 billion, or 116%, increase in interest-bearing demand deposits, a $6.7 billion, or 126%, increase in savings and other domestic deposits, and a $5.4 billion, or 33%, increase in noninterest-bearing demand deposits

•	Net charge-offs equated to 0.24% of average loans and leases, representing the twelfth consecutive quarter below the long-term target range of 0.35% to 0.55%

•	Nonperforming asset ratio of 0.68%, down from 0.72% a quarter ago and 1.02% a year ago

•	$0.57, or 8%, year-over-year decrease in tangible book value per common share (TBVPS) to $6.55

Table 1 – Earnings Performance Summary

	2017	2016
($ in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$208	$239	$127	$175	$171
Diluted earnings per common share	0.17	0.20	0.11	0.19	0.20

Return on average assets	0.84%	0.95%	0.58%	0.96%	0.96%
Return on average common equity	8.2	9.4	5.4	9.6	10.4
Return on average tangible common equity	11.3	12.9	7.0	11.0	11.9
Net interest margin	3.30	3.25	3.18	3.06	3.11
Efficiency ratio	65.7	61.6	75.0	66.1	64.6

Tangible book value per common share	$6.55	$6.43	$6.48	$7.29	$7.12
Cash dividends declared per common share	0.08	0.08	0.07	0.07	0.07
Average diluted shares outstanding (000’s)	1,108,617	1,104,358	952,081	810,371	808,349

Average earning assets	$91,139	$91,463	$79,687	$67,863	$66,234
Average loans and leases (1)	66,981	66,405	60,722	51,932	50,618
Average core deposits	71,500	72,070	62,022	51,895	51,363

Tangible common equity / tangible assets ratio	7.28%	7.16%	7.14%	7.96%	7.89%
Common equity Tier 1 risk-based capital ratio	9.67	9.56	9.09	9.80	9.73

NCOs as a % of average loans and leases	0.24%	0.26%	0.26%	0.13%	0.07%
NAL ratio	0.60	0.63	0.61	0.88	0.97
ACL as a % of total loans and leases	1.14	1.10	1.06	1.33	1.34

(1)	Excludes loans held for sale
Table 2 lists certain items that we believe are significant in understanding corporate performance and trends (see Basis of Presentation). There was one Significant Item in the 2017 first quarter: $71 million of FirstMerit acquisition-related net expense.

Table 2 – Significant Items Influencing Earnings

Three Months Ended	Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)	Amount	Amount (1)	EPS (2)
March 31, 2017 - net income		$208	$0.17
• Merger and acquisition-related net expenses	$(71)	(46)	(0.04)
December 31, 2016 - net income		$239	$0.20
• Merger and acquisition-related net expenses	$(96)	(63)	(0.06)
• Reduction to litigation reserves	$42	27	0.02
September 30, 2016 – net income		$127	$0.11
• Merger and acquisition-related net expenses	$(159)	(107)	(0.11)
June 30, 2016 – net income		$175	$0.19
• Merger and acquisition-related net expenses	$(21)	(14)	(0.02)
March 31, 2016 – net income		$171	$0.20
• Merger and acquisition-related net expenses	$(6)	(4)	(0.01)

(1)	Favorable (unfavorable) impact on net income.

(2)	EPS reflected on a fully diluted basis.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Purchase Accounting Accretion Drives Year-over-Year NIM Expansion

	2017	2016
($ in millions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$730	$735	$625	$506	$503	(1)%	45%
FTE adjustment	12	13	11	10	9	(8)	33
Net interest income - FTE	742	748	636	516	512	(1)	45
Noninterest income	312	334	302	271	242	(7)	29
Total revenue - FTE	$1,054	$1,082	$938	$787	$754	(3)%	40%

						Change bp
Yield / Cost						LQ	YOY
Total earning assets	3.70%	3.60%	3.52%	3.41%	3.44%	10	26
Total loans and leases	4.07	3.95	3.81	3.63	3.67	12	40
Total securities	2.54	2.58	2.47	2.56	2.56	(4)	(2)
Total interest-bearing liabilities	0.54	0.48	0.49	0.50	0.46	6	8
Total interest-bearing deposits	0.26	0.23	0.22	0.23	0.24	3	2

Net interest rate spread	3.16	3.12	3.03	2.91	2.98	4	18
Impact of noninterest-bearing funds on margin	0.14	0.13	0.15	0.15	0.13	1	1
Net interest margin	3.30%	3.25%	3.18%	3.06%	3.11%	5	19
See Pages 6-8 of Quarterly Financial Supplement for additional detail.
Note: 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.
Fully-taxable equivalent (FTE) net interest income for the 2017 first quarter increased $230 million, or 45%, from the 2016 first quarter. This reflected the benefit from the $24.9 billion, or 38%, increase in average earning assets coupled with a 19 basis point improvement in the FTE net interest margin (NIM) to 3.30%. Average earning asset growth included a $16.4 billion, or 32%, increase in average loans and leases and a $8.6 billion, or 57%, increase in average securities. The NIM expansion reflected a 26 basis point increase in earning asset yields and a 1 basis point increase in the benefit from noninterest-bearing funds, partially offset by an 8 basis point increase in funding costs. FTE net interest income during the 2017 first quarter included $36 million, or approximately 16 basis points, of purchase accounting impact.
Compared to the 2016 fourth quarter, FTE net interest income decreased $6 million, or 1%. Average earning assets decreased $0.3 billion, or less than 1%, sequentially, while the NIM increased 5 basis points. The increase in the NIM reflected a 10 basis point increase in earning asset yields and a 1 basis point increase in the benefit from noninterest-bearing funds, partially offset by a 6 basis point increase in the cost of interest-bearing liabilities. The purchase accounting impact on the net interest margin was approximately 16 basis points in the 2017 first quarter compared to approximately 18 basis points in the prior quarter.
Table 4 – Average Earning Assets – Commercial Drives Year-over-year and Linked-quarter Loan Growth

	2017	2016
($ in billions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$27.9	$27.7	$25.0	$21.3	$20.6	1%	35%
Commercial real estate	7.4	7.2	6.4	5.2	5.2	2	41
Total commercial	35.3	34.9	31.3	26.6	25.9	1	36
Automobile	11.1	10.9	11.4	10.1	9.7	2	14
Home equity	10.1	10.1	9.3	8.4	8.4	—	19
Residential mortgage	7.8	7.7	7.0	6.2	6.0	1	29
RV and marine finance	1.9	1.8	0.9	—	—	2	NM
Other consumer	0.9	1.0	0.8	0.6	0.6	(4)	60
Total consumer	31.7	31.5	29.4	25.4	24.8	1	28
Total loans and leases	67.0	66.4	60.7	51.9	50.6	1	32
Total securities	23.6	22.4	18.2	15.3	15.1	5	57
Held-for-sale and other earning assets	0.5	2.6	0.8	0.7	0.5	(81)	—
Total earning assets	$91.1	$91.5	$79.7	$67.9	$66.2	—%	38%
See Page 6 of Quarterly Financial Supplement for additional detail.
Note: 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.
Average earning assets for the 2017 first quarter increased $24.9 billion, or 38%, from the year-ago quarter, primarily reflecting the impact of the FirstMerit acquisition. Average securities increased $8.6 billion, or 57%, which included $2.8 billion of direct purchase municipal instruments in our commercial banking segment compared to $2.1 billion in the year-ago quarter. Average residential mortgage loans increased $1.8 billion, or 29%, as we continue to see increased demand for residential mortgage loans across our footprint.
Compared to the 2016 fourth quarter, average earning assets decreased $0.3 billion, or less than 1%. On a reported basis, average securities increased $1.2 billion, or 5%, reflecting the reinvestment of the proceeds from the 2016 fourth quarter automobile loan securitization into securities qualifying as High Quality Liquid Assets for the Liquidity Coverage Ratio (LCR). Average loans and leases increased $0.6 billion, or 1%, primarily reflecting growth in automobile loans and core middle market and small business C&I lending. Average loans held for sale and other earnings assets decreased $2.1 billion, or 80%, primarily reflecting the $1.5 billion automobile loan securitization and the balance sheet optimization-related loan sales completed during the 2016 fourth quarter.

Table 5 – Average Liabilities – Relationship-Focus Continues to Drive Strong Year-over-year Core Deposit Growth

	2017	2016
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$21.7	$23.2	$20.0	$16.5	$16.3	(7)%	33%
Demand deposits - interest-bearing	16.8	15.3	12.4	8.4	7.8	10	116
Total demand deposits	38.5	38.5	32.4	24.9	24.1	—	60
Money market deposits	18.7	18.6	18.5	19.5	19.7	—	(5)
Savings and other domestic deposits	12.0	12.3	8.9	5.4	5.3	(2)	126
Core certificates of deposit	2.3	2.6	2.3	2.0	2.3	(11)	3
Total core deposits	71.5	72.0	62.1	51.8	51.4	(1)	39
Other domestic deposits of $250,000 or more	0.5	0.4	0.4	0.4	0.5	20	3
Brokered deposits and negotiable CDs	4.0	4.3	3.9	2.9	2.9	(7)	37
Deposits in foreign offices	—	0.2	0.2	0.2	0.3	(100)	(100)
Total deposits	$76.0	$76.9	$66.6	$55.3	$55.1	(1)%	38%

Short-term borrowings	$3.8	$2.6	$1.3	$1.0	$1.1	44%	231%
Long-term debt	8.5	8.6	8.5	7.9	7.2	(1)	18
Total debt	$12.3	$11.2	$9.8	$8.9	$8.3	10%	42%

Total interest-bearing liabilities	$66.5	$64.9	$56.3	$47.8	$47.0	3%	42%
See Page 6 of Quarterly Financial Supplement for additional detail.
Note: 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.
Average total deposits for the 2017 first quarter increased $21.0 billion, or 38%, from the year-ago quarter, while average total core deposits increased $20.1 billion, or 39%. Average total interest-bearing liabilities increased $19.5 billion, or 42%, from the year-ago quarter. These increases primarily reflect the impact of the FirstMerit acquisition. Average demand deposits increased $14.4 billion, or 60%, comprised of a $10.3 billion, or 67%, increase in average commercial demand deposits and a $4.2 billion, or 47%, increase in average consumer demand deposits. Average short-term borrowings increased $2.6 billion, or 231%, reflecting the maintenance of excess liquidity surrounding the branch conversion. Average long-term debt increased $1.3 billion, or 18%, reflecting the issuance of $3.0 billion and maturity of $1.0 billion of senior debt over the past five quarters.
Compared to the 2016 fourth quarter, average total core deposits decreased $0.6 billion, or 1%, primarily reflecting the divestiture of $0.6 billion of deposits and thirteen branches in the 2016 fourth quarter. Average demand deposits were flat as a $1.5 billion, or 10%, increase in average interest-bearing demand deposits offset a $1.5 billion, or 7%, decrease in average noninterest-bearing demand deposits. Average total debt increased $1.1 billion, driven by an increase in short-term borrowings of $1.2 billion, or 44%, reflecting the maintenance of excess liquidity surrounding the branch conversion.

Noninterest Income (see Basis of Presentation)
Table 6 – Noninterest Income (GAAP) – Implementation of FirstMerit-Related Revenue Enhancements Well Under Way

	2017	2016
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$83	$92	$87	$76	$70	(9)%	19%
Cards and payment processing income	47	49	44	39	36	(4)	29
Mortgage banking income	32	38	41	32	19	(16)	71
Trust and investment management services	34	34	29	22	23	—	48
Insurance income	15	16	16	16	16	(7)	(6)
Brokerage income	16	17	15	15	16	(7)	2
Capital markets fees	14	19	15	13	13	(24)	9
Bank owned life insurance income	18	17	14	13	14	3	30
Gain on sale of loans	13	25	8	9	5	(49)	138
Securities gains (losses)	—	(2)	1	1	—	(100)	NM
Other income	41	30	33	36	30	38	35
Total noninterest income	$312	$334	$302	$271	$242	(7)%	29%

Table 7 - Impact of Significant Items

	2017	2016
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Service charges on deposit accounts	$—	$—	$—	$—	$—
Cards and payment processing income	—	—	—	—	—
Mortgage banking income	—	—	—	—	—
Trust and investment management services	—	—	—	—	—
Insurance income	—	—	—	—	—
Brokerage income	—	—	—	—	—
Capital markets fees	—	—	—	—	—
Bank owned life insurance income	—	—	—	—	—
Gain on sale of loans	—	—	—	—	—
Securities gains (losses)	—	—	—	—	—
Other income	2	(1)	—	—	—
Total noninterest income	$2	$(1)	$—	$—	$—

Table 8 - Adjusted Noninterest Income (Non-GAAP)

	2017	2016
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$83	$92	$87	$76	$70	(9)%	19%
Cards and payment processing income	47	49	44	39	36	(4)	29
Mortgage banking income	32	38	41	32	19	(16)	71
Trust and investment management services	34	34	29	22	23	—	48
Insurance income	15	16	16	16	16	(7)	(6)
Brokerage income	16	17	15	15	16	(7)	2
Capital markets fees	14	19	15	13	13	(24)	9
Bank owned life insurance income	18	17	14	13	14	3	30
Gain on sale of loans	13	25	8	9	5	(49)	138
Securities gains (losses)	—	(2)	1	1	—	(100)	—
Other income	39	31	33	36	30	26	30
Total noninterest income	$310	$335	$302	$271	$242	(7)%	28%
See Pages 9-10 of Quarterly Financial Supplement for additional detail.
Note: 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.
Reported noninterest income for the 2017 first quarter increased $71 million, or 29%, from the year-ago quarter, primarily reflecting the impact of the FirstMerit acquisition. Service charges on deposit accounts increased $13 million, or 19%, reflecting the benefit of the FirstMerit acquisition and continued new customer acquisition. Of the increase, $8 million was attributable to consumer deposit accounts, and $6 million was attributable to commercial deposit accounts. Mortgage banking income increased $13 million, or 71%, reflecting a 35% increase in mortgage origination volume and an $8 million increase from net mortgage servicing rights (MSR) hedging-related activities.
Compared to the 2016 fourth quarter, reported noninterest income decreased $22 million, or 7%. Gain on sale of loans decreased $12 million, or 49%, primarily reflecting the $11 million of gains related to the balance sheet optimization strategy completed in the 2016 fourth quarter. Service charges on deposit accounts decreased $8 million, or 9%, primarily reflecting a $7 million seasonal decline in service charges on consumer accounts. Mortgage banking income decreased $6 million, or 16%, primarily driven by a decline in net MSR activity. These decreases were partially offset by an $11 million, or 38%, increase in other income, primarily reflecting the $8 million unfavorable impact during the prior quarter related to ineffectiveness of derivatives used to hedge fixed-rate, long-term debt.

Noninterest Expense (see Basis of Presentation)
Table 9 – Noninterest Expense (GAAP) – Continued Focus on Implementation of FirstMerit-Related Cost Savings

	2017	2016
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$382	$360	$405	$299	$285	6%	34%
Outside data processing and other services	87	89	91	63	62	(2)	41
Equipment	47	60	41	32	33	(22)	43
Net occupancy	68	49	41	31	31	37	115
Professional services	18	23	47	21	14	(21)	35
Marketing	14	21	14	15	12	(35)	13
Deposit and other insurance expense	20	16	15	12	11	27	79
Amortization of intangibles	14	14	9	4	4	2	287
Other expense	57	49	48	47	39	16	46
Total noninterest expense	$707	$681	$712	$524	$491	4%	44%
(in thousands)
Number of employees (Average full-time equivalent)	16.3	16.0	14.5	12.4	12.4	2%	31%
Table 10 - Impacts of Significant Items

	2017	2016
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$20	$(5)	$76	$5	$—
Outside data processing and other services	14	15	28	3	—
Equipment	6	20	5	—	—
Net occupancy	23	7	7	—	—
Professional services	4	9	34	11	4
Marketing	1	4	1	—	—
Deposit and other insurance expense	—	—	—	—	—
Amortization of intangibles	—	—	—	—	—
Other expense	5	3	8	2	1
Total noninterest expense	$73	$53	$159	$21	$6

Table 11 - Adjusted Noninterest Expense (Non-GAAP)

	2017	2016
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$362	$365	$329	$294	$285	(1)%	27%
Outside data processing and other services	73	73	63	60	62	—	18
Equipment	41	40	36	32	33	3	24
Net occupancy	44	42	34	30	31	5	42
Professional services	14	14	13	11	9	—	56
Marketing	13	17	14	15	12	(24)	8
Deposit and other insurance expense	20	16	15	12	11	27	79
Amortization of intangibles	14	14	9	4	4	2	287
Other expense	52	47	40	46	38	11	37
Total noninterest expense	$634	$628	$553	$503	$485	1%	31%
See Page 9 of Quarterly Financial Supplement for additional detail.
Note: 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.

Reported noninterest expense for the 2017 first quarter increased $216 million, or 44%, from the year-ago quarter, primarily reflecting the impact of the FirstMerit acquisition, including Significant Items. Personnel costs increased $97 million, or 34%, primarily reflecting $20 million of acquisition-related personnel expense and a 32% increase in average full-time equivalent employees. Other expense increased $18 million, or 46%, including a $5 million increase in OREO and foreclosure expense as well as the $4 million net increase in acquisition-related expenses. Deposit and other insurance expense increased $9 million, or 79%, reflecting the larger assessment base as well as the FDIC Large Institution Surcharge implemented during the 2016 third quarter.
Reported noninterest expense increased $26 million, or 4%, from the 2016 fourth quarter, including a $20 million net increase in Significant Items. Personnel costs increased $22 million, or 6%, primarily related to the $18 million gain on the settlement of a portion of the FirstMerit pension plan liability during the 2016 fourth quarter. Other expense increased $8 million, or 16%, primarily reflecting the $6 million benefit related to the extinguishment of trust preferred securities in the 2016 fourth quarter. Marketing expense decreased $8 million, or 35%, primarily reflecting the $3 million net decrease in acquisition-related expenses and the timing of advertising campaigns.

Credit Quality
Table 12 – Credit Quality Metrics – NALs and NPAs Decrease Sequentially, while NCOs Remain Better Than Long-Term Expectations

	2017	2016
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Total nonaccrual loans and leases	$401	$423	$404	$461	$499
Total other real estate	50	51	71	29	26
Other NPAs (1)	7	7	—	—	—
Total nonperforming assets	458	481	475	490	525
Accruing loans and leases past due 90 days or more	128	129	135	99	106
NPAs + accruing loans and lease past due 90 days or more	$586	$610	$610	$589	$631
NAL ratio (2)	0.60%	0.63%	0.61%	0.88%	0.97%
NPA ratio (3)	0.68	0.72	0.72	0.93	1.02
(NPAs+90 days)/(Loans+OREO)	0.87	0.91	0.92	1.12	1.22
Provision for credit losses	$68	$75	$64	$25	$28
Net charge-offs	39	44	40	17	9
Net charge-offs / Average total loans	0.24%	0.26%	0.26%	0.13%	0.07%
Allowance for loans and lease losses	$673	$638	$617	$623	$614
Allowance for unfunded loan commitments and letters of credit	92	98	88	74	75
Allowance for credit losses (ACL)	$765	$736	$705	$697	$689
ACL as a % of:
Total loans and leases	1.14%	1.10%	1.06%	1.33%	1.34%
NALs	190	174	174	151	138
NPAs	167	153	148	142	131

(1)	Other nonperforming assets include certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and other real estate.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.
Overall asset quality remains strong, with some modest volatility. The overall consumer credit metrics continue to perform as expected, with slightly improved results compared to the prior quarter.  The commercial portfolios continue to experience some quarter to quarter volatility, with the current quarter reporting a significantly lower net loss despite limited recoveries compared to prior periods.  The modest volatility is the result of the absolute low level of problem loans.
Nonaccrual loans and leases (NALs) decreased $97 million, or 20%, from the year-ago quarter to $401 million, or 0.60% of total loans and leases. The year-over-year decrease was centered in the Commercial portfolio and was primarily associated with the improved performance of a small number of energy sector loan relationships that were added to NALs in the 2016 first quarter.  While the energy portfolio was a primary driver of the decrease in NALs over the past year, that portfolio continues to represent less than 1% of total loans outstanding. Nonperforming assets (NPAs) decreased $67 million, or 13%, from the year-ago quarter to $458 million, or 0.68% of total loans and leases and OREO. NALs decreased $21 million, or 5%, from the prior quarter, while NPAs decreased $23 million, or 5%, from the prior quarter. The linked-quarter decreases primarily resulted from pay-downs and NALs that returned to accruing status.
The provision for credit losses increased $40 million year-over-year to $68 million in the 2017 first quarter. Net charge-offs (NCOs) increased $31 million to $39 million primarily as a result of material CRE recoveries in the year-ago quarter as well as charge-offs on the acquired FirstMerit portfolio. NCOs represented an annualized 0.24% of average loans and leases in the current quarter, down from 0.26% in the prior quarter but up from 0.07% in the year-ago quarter. We continue to be pleased with the net charge-off performance within each portfolio and in total.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.14% from 1.34% a year ago, while the ACL as a percentage of period-end total NALs increased to 190% from 138%. We believe the level of the ACL is appropriate given the improvement in the credit quality metrics and the current composition of the overall loan and lease portfolio.  The year-over-year decline in the coverage ratios is primarily a function of the purchase accounting impact associated with the FirstMerit acquisition.
Capital
Table 13 – Capital Ratios – FirstMerit Acquisition Effectively Deploys Capital

	2017	2016
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	7.28%	7.16%	7.14%	7.96%	7.89%
Common equity tier 1 risk-based capital ratio (1)	9.67%	9.56%	9.09%	9.80%	9.73%
Regulatory Tier 1 risk-based capital ratio (1)	11.04%	10.92%	10.40%	11.37%	10.99%
Regulatory Total risk-based capital ratio (1)	13.15%	13.05%	12.56%	13.49%	13.17%
Total risk-weighted assets (1)	$78,082	$78,263	$80,513	$60,721	$59,798

(1)	Figures are estimated and are presented on a Basel III standardized approach basis.
See Pages 15-16 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.28% at March 31, 2017, down 61 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.67% at March 31, 2017, down from 9.73% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.04% compared to 10.99% at March 31, 2016. Capital ratios were impacted by the $1.3 billion of goodwill created and the issuance of $2.8 billion of common stock as part of the FirstMerit acquisition. The regulatory Tier 1 risk-based and total risk-based capital ratios benefited from the issuance of $200 million of Class D preferred equity during the 2016 second quarter and the issuance of $100 million of Class C preferred equity during the 2016 third quarter in exchange for FirstMerit preferred equity in conjunction with the acquisition. The total risk-based capital ratio was impacted by the repurchase of $20 million of trust preferred securities during the 2016 third quarter and $40 million of trust preferred securities during the 2016 fourth quarter, both of which were executed under the de minimis clause of the Federal Reserve's CCAR rules. In addition, $5 million of trust preferred securities were acquired in the FirstMerit acquisition and subsequently were redeemed. There were no common shares repurchased over the past five quarters.
Income Taxes
The provision for income taxes in the 2017 first quarter was $59 million, compared to $55 million in the 2016 first quarter. The effective tax rates for the 2017 first quarter and 2016 first quarter were 22.2% and 24.3%, respectively. At March 31, 2017, we had a net federal deferred tax asset of $91 million and a net state deferred tax asset of $41 million.
Expectations - 2017
“We expect ongoing consumer and business confidence to translate into private sector investment fueling continued economic momentum,” Steinour said. “We are seeing solid manufacturing and infrastructure growth in the Midwest. Businesses are adding jobs and investing more, and growth in our pipelines has followed. We will continue to leverage our increased scale, capabilities, and additional expertise. We are on pace to meet our previously-announced commitments for $255 million of annualized cost savings and $100 million of annualized revenue enhancements from the FirstMerit acquisition.”
We expect full-year revenue growth to be in excess of 20%. While continuing to proactively invest in the franchise, we will manage the expense base with respect to our annual goal to deliver positive operating leverage. We remain on track to implement all FirstMerit-related cost savings by the end of the 2017 third quarter.
We expect average balance sheet growth, driven largely by the FirstMerit acquisition, to be in excess of 20%. On a period-end basis, we expect loan growth of 4% to 6%.
Overall, asset quality metrics are expected to remain near current levels, although moderate quarterly volatility also is expected, given the current low level of problem assets and credit costs. We anticipate NCOs will remain below our long-term normalized range of 35 to 55 basis points, while provision expense will continue to normalize.
The effective tax rate for 2017 is expected to be in the range of 24% to 27%, excluding Significant Items.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on April 19, 2017, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13657845. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through April 28, 2017 at (877) 660-6853 or (201) 612-7415; conference ID #13657845.
Please see the 2017 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on Huntington's Investor Relations website, www.huntington-ir.com.
Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the possibility that the anticipated benefits of the merger with FirstMerit Corporation are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where we do business; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger with FirstMerit Corporation; our ability to complete the integration of FirstMerit Corporation successfully; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents we file with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Basis of Presentation
Use of Non-GAAP Financial Measures

This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2016 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $100 billion of assets and a network of 996 branches and 1,855 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.
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